Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

RUE21, INC.,

RHODES HOLDCO, INC.

and

RHODES MERGER SUB, INC.

Dated as of May 23, 2013

TABLE OF CONTENTS

		Page

	ARTICLE I

	THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	3

	ARTICLE II

	CERTIFICATE OF INCORPORATION AND
	BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	3
2.2.	The Bylaws	3

	ARTICLE III

	OFFICERS AND DIRECTORS
	OF THE SURVIVING CORPORATION

3.1.	Directors	3
3.2.	Officers	3

	ARTICLE IV

	EFFECT OF THE MERGER ON CAPITAL STOCK;
	EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	4
4.2.	Exchange of Certificates	4
4.3.	Treatment of Outstanding Company Equity Awards	8

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	24

i

	ARTICLE VI

	COVENANTS

6.1.	Interim Operations	29
6.2.	Solicitation; Change in Recommendation	33
6.3.	Stockholders Meeting; Proxy Statement and Schedule 13E-3	37
6.4.	Stockholder Litigation	39
6.5.	Filings; Other Actions; Notification	39
6.6.	Access and Reports	42
6.7.	Stock Exchange De-listing	43
6.8.	Publicity	43
6.9.	Employee Benefits	43
6.10.	Expenses	44
6.11.	Indemnification; Directors’ and Officers’ Insurance	44
6.12.	Takeover Statutes	46
6.13.	Parent Vote	46
6.14.	Financing	46
6.15.	Confidentiality	51
6.16.	Notification of Certain Matters	51
6.17.	Subsidiary Conversion	51
6.18.	Lease Consents	51
6.19.	Resignation of Directors	51
6.20.	FIRPTA Affidavit	52

	ARTICLE VII

	CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	52
7.2.	Conditions to Obligations of Parent and Merger Sub	52
7.3.	Conditions to Obligation of the Company	53
7.4.	Frustration of Closing Conditions	54

	ARTICLE VIII

	TERMINATION

8.1.	Termination by Mutual Consent	54
8.2.	Termination by Either Parent or the Company	54
8.3.	Termination by the Company	55
8.4.	Termination by Parent	55
8.5.	Effect of Termination and Abandonment	56

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	ARTICLE IX

	MISCELLANEOUS AND GENERAL

9.1.	Survival	59
9.2.	Modification or Amendment	59
9.3.	Waiver of Conditions	59
9.4.	Counterparts	60
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	60
9.6.	Notices	62
9.7.	Entire Agreement	63
9.8.	No Third Party Beneficiaries	63
9.9.	Obligations of Parent and of the Company	64
9.10.	Transfer Taxes	64
9.11.	Definitions	64
9.12.	Severability	64
9.13.	Interpretation; Construction	64
9.14.	Assignment	65

Annexes

Annex A	Definitions	A-1

Exhibits

Exhibit A	Surviving Corporation Charter	Ex. A-1

Exhibit B	Surviving Corporation Bylaws	Ex. B-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 23, 2013, among rue21, inc., a Delaware corporation (the “Company”), Rhodes Holdco, Inc., a Delaware Corporation (“Parent”) and Rhodes Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, with the Company and Merger Sub collectively referred to as the “Constituent Corporations”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee of the Board of Directors of the Company (the “Special Committee”), has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders (excluding the SKM Funds) and (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will immediately following execution hereof adopt this Agreement and approve the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the SKM Funds, the Company and Parent, have entered into a certain support agreement (the “Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company, the Equity Financing Commitment Letter, pursuant to which Apax VIII-A L.P., Apax VIII-B L.P., Apax VIII-1 L.P. and Apax VIII-2 L.P. (collectively, the “Investors”) have, subject to the terms and conditions set forth therein, committed to provide funds to Parent and Merger Sub for the purpose of financing the equity portion of the financing for the transactions contemplated hereby and the payment of any amounts payable by Parent in the event of a termination of this Agreement pursuant to the terms of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Investors are delivering to the Company an equity commitment letter for the purpose of financing certain obligations of Parent and Merger Sub (the “Termination Equity Commitment Letter”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Delaware law as a direct wholly owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on a date to be specified by the parties which shall be no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall occur instead on (i) the earlier to occur of (x) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than two Business Days’ written notice to the Company and (y) the last Business Day of the Marketing Period; or (ii) such other date, time or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.3. Effective Time. As soon as practicable following the Closing, the Company will cause a certificate of merger containing such information as is required by the relevant provisions of the DGCL (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety, subject to Section 6.11, to be in the form attached hereto as Exhibit A, until amended as provided therein or by applicable Law (subject to Section 6.11).

2.2. The Bylaws. At the Effective Time, the bylaws of the Company (the “Bylaws”) shall be amended and restated in their entirety, subject to Section 6.11, to be in the form attached hereto as Exhibit B, until amended as provided therein or by applicable Law (subject to Section 6.11).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, (ii) Shares as otherwise agreed to in writing before the Effective Time between Parent or its Affiliates and the holder of such Shares, (iii) Shares owned by stockholders who have not voted in favor of adoption of this Agreement or consented thereto in writing and who have properly demanded and not withdrawn a demand for appraisal pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) with respect to such Shares (the “Dissenting Shares”, and together with the Shares referred to in the immediately preceding clauses (i) and (ii), the “Excluded Shares”) and (iv) Shares that are subject to Company RSUs, Company DSUs, or Company PSUs, which are governed by the provisions of Section 4.3(b) and (c)) shall be converted into the right to receive $42.00 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”, it being understood that any references herein to a “Certificate” or “Certificates” shall be deemed to include references, as applicable, to book-entry account statements relating to the ownership of Shares where appropriate) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying

Agent”), for the benefit of the holders of Shares (other than Excluded Shares) and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall deposit or cause to be deposited with the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (each, a “Record Holder of Shares”) (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two Business Days) after such Excluded Shares cease to be Excluded Shares to mail to the applicable Record Holder of Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares (other than Excluded Shares) and the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(f)) to the Paying Agent in accordance with the terms of such letter of transmittal (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding any other provision of this Agreement, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. All cash paid upon the surrender of Certificates in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration and Dissenting Stockholders shall instead be entitled to receive the fair value of their Dissenting Shares as determined in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Dissenting Stockholder shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Dissenting Stockholder to be paid the fair value of their Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld (or caused to be withheld) by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, or Parent or the Paying Agent, as the case may be.

4.3. Treatment of Outstanding Company Equity Awards.

(a) Company Stock Options. Except as otherwise agreed to between Parent or its Affiliates and the holder of a Company Stock Option, at the Effective Time, each outstanding Company Stock Option, vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, at the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment; provided that if the exercise price per share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Company RSUs and Company DSUs. Except as otherwise agreed to between Parent or its Affiliates and the holder of a Company RSU or Company DSU, at the Effective Time, each outstanding Company RSU and each outstanding Company DSU, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, at Effective Time, an amount in cash equal to the Per Share Merger Consideration multiplied by the number of Company RSUs or Company DSUs, as applicable, cancelled as provided herein, less applicable Taxes required to be withheld with respect to such payment. In the event that the immediate payment of the amounts contemplated above in respect of the Company RSUs or Company DSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Company PSUs. Except as otherwise agreed to between Parent or its Affiliates and the holder of an award of Company PSUs, upon the Effective Time, outstanding Company PSUs shall be treated as set forth on Schedule 4.3(c) of the Company Disclosure Letter.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company, the Special Committee, and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of this Section 4.3.

(e) Adjustments to Prevent Dilution. In the event that, prior to the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed or furnished with the SEC and publicly available at least two calendar days prior to the date of this Agreement and only as and to the extent disclosed therein (other than any disclosures contained in the “risk factors”, “market risk” or “forward-looking statements” sections thereof or to the extent they are cautionary, predictive or forward looking in nature) (it being acknowledged that nothing disclosed in the Company SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(g)(ii), 5.1(k) and 5.1(t)) or in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificates of incorporation (or equivalent formation document) and bylaws (or equivalent formation document) for the Company and its Subsidiaries, each as amended to the date of this Agreement, each as so made available is in full force and effect on the date of this Agreement. The Company and its Subsidiaries are not in violation of any provision of such organization or governing documents, except for any violation that would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”), of which, as of May 21, 2013, 23,444,779 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of May 21, 2013, other than 1,512,295 Shares reserved for issuance pursuant to the Company’s 2009 Omnibus Incentive Plan (the “2009 Stock Incentive Plan”) and the 2003 Ownership Incentive Plan (the “2003 Stock Incentive Plan”) or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any of its Subsidiaries (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of options outstanding under the Stock Plans, including the holder, number of Shares and exercise price of such options. As of May 21, 2013, (A) 1,656,875 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after May 21, 2013, under the Stock Plans, the “Company Stock Options”), (B) 365,779 Shares were subject to restricted stock unit awards granted under the Stock Plans (such outstanding restricted stock unit awards, together with any restricted stock unit awards granted after May 21, 2013, the “Company RSUs”), (C) 3,451 Shares were subject to deferred stock unit awards granted under the Stock Plans (such outstanding deferred stock unit awards, together with any deferred stock unit awards granted after May 21, 2013, the “Company DSUs”) (D) 103,316 Shares were subject to performance stock unit awards granted under the Stock Plans with a performance period relating to fiscal year 2012 and 388,080 Shares (assuming achievement of applicable performance goals at maximum) were subject to performance stock unit awards granted under the Stock Plans with a performance period relating to fiscal year 2013 (such outstanding performance stock unit awards, together with any performance stock unit awards granted after May 21, 2013, the “Company PSUs”), and (E) 1,316,101 Shares were held by the Company in its treasury. No Shares are owned by any Subsidiary of the Company. As of the date hereof, except as set forth on Section 5.1(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries do not have any Indebtedness (except with respect to clauses (d) and (e) of the definition of Indebtedness to the extent not otherwise included in clauses (a), (b), (c), (f) or (g)). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”) and (B) the Special Stockholder Approval provided for in Section 7.1(a). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) On or prior to the date hereof, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (A) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders (excluding the SKM Funds), (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (C) resolved, subject to Section 6.2, to recommend that the holders of Shares adopt this Agreement (such recommendation, the “Company Recommendation”), and directed that this Agreement be submitted to the holders of Shares for their adoption.

(d) Opinion of Financial Advisor The Special Committee and the Board of Directors of the Company have received the opinion of Perella Weinberg Partners LP (the “Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders of the Shares (other than with respect to the SKM Funds) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and the Special Committee and may not be relied on by Parent or Merger Sub.

(e) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”) and the related Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) (C) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the Nasdaq Global Select Market (the “Nasdaq”); and (F) such other items as disclosed in Section 5.1(e)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (F), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity or court (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or result in the creation of any Lien on the Company or any of its Subsidiaries or any of their properties, rights or assets, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(e)(i), under any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon Company or any of its Subsidiaries, except, in the case of clauses (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company Reports; Financial Statements.

(i) Since January 28, 2012 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (the forms, statements, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, as the case may be, each as in effect on the date so filed. As of their respective dates (or, if amended, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in reports filed or submitted under the Exchange Act, including information relating to its Subsidiaries, (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”). Since the Applicable Date, the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2010 to the date of this Agreement.

(iii) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the Nasdaq. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of income, stockholders’ equity and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) presents fairly, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments none of which adjustments are expected to be material), in each case, in accordance with GAAP consistently applied, except as may be noted therein or in the notes thereto. Since the Applicable Date, the books and records of the Company and its Subsidiaries have been, and are being, maintained in all respects in a manner designed to permit preparation of the Company’s financial statements in accordance, in all material respects, with GAAP.

(v) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(g) Absence of Certain Changes. Since February 2, 2013, (i) through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) through the date of this Agreement, there has not been any event, change or occurrence that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) through the date of this Agreement, except as set forth on Section 5.1(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Sections 6.1(a)(ii), (vii), (xii), (xiii), (xiv), (xvii) or (xix).

(h) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) in writing against the Company or any of its Subsidiaries or any of their respective assets, rights or properties, except those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) None of the Company nor any of its Subsidiaries is a party to and none of them nor any of their respective assets, rights or properties is subject to the provisions of any Order binding upon the Company or any of its Subsidiaries except any such Order that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature (whether asserted, known, accrued, matured, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities, commitments and obligations (A) set forth or as reflected or reserved against in the Company Financial Statements filed prior to the date of this Agreement, (B) incurred in the ordinary course of business consistent with past practice since February 2, 2013, (C) reasonably incurred since the date hereof as a result of actions or omissions permitted or required by the terms of this Agreement, or (D) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, all medical, dental, life insurance, stock purchase, equity (including the Stock Plans), bonus or other incentive compensation, disability, salary continuation, employment, severance, change-in-control, retention, retirement, pension, deferred compensation, vacation, fringe benefit, collective bargaining, sick pay or paid time off plans or policies, and any other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (A) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company or its Subsidiaries has any obligation on behalf of any such employee, director, or other individual service provider (together, “Employees”) or beneficiary.

(ii) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial report (if applicable) for all Company Plans, (iv) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts, and (v) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(iii) None of the Company, any of its Subsidiaries or any ERISA Affiliate has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(iv) Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS (or the prototype plan on which such

Company Plan is based has received an opinion letter from the IRS) upon which it may rely regarding its qualified status under the Code, such letter or opinion has not been revoked and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material liability. All payments required by each Company Plan or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP.

(v) No proceeding is pending or, to the Knowledge of the Company, has been threatened, against any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to the Company Plans, and no such “prohibited transaction” with respect to the Company Plans is reasonably expected to occur as a result of any action or inaction by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party. No Company Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material liability.

(vi) No Company Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(vii) Neither the execution of this Agreement nor the consummation of the Merger alone, or in combination with any other event (where such other event would not alone have an effect described in this sentence): (i) will give rise to any payment or compensation under any Company Plan to or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Employee of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any Employee of the Company or any of its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(viii) All Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option

(j) Compliance with Laws; Licenses. Neither the Company nor any of its Subsidiaries is in violation of, or since the Applicable Date has been given written notice of or been charged with any violation of, any Law or Order of any Governmental Entity, except for any such violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted or to lease or operate their properties, and all Permits of the Company are in full force and effect and no cancellation or suspension of any Permit is pending, except for any such Permit or Permits, the failure to have or be in full force and effect or the cancellation or suspension of which, would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Takeover Statutes; Absence of Rights Agreement.

(i) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Board of Directors of the Company (acting upon the direction of the Special Committee) has duly adopted resolutions such that, assuming the accuracy of the representation and warranty made in Section 5.2(b), the Merger and the other transactions contemplated hereby will not be subject to the restrictions on business combinations set forth in Section 203 of the DGCL.

(ii) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(l) Environmental Matters.

(i) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws and possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have not received any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability under, any Environmental Law during the past three (3) years except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any

Environmental Law or liability under any Environmental Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) None of the Company and its Subsidiaries has released or disposed of, or arranged to release or dispose of, Hazardous Materials in violation of any Environmental Law and in a manner or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its Subsidiaries has expressly assumed by Contract any liability of any other Person concerning any Environmental Law.

(m) Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all income and other material Tax Returns required to be filed by them on or prior to the date of this Agreement (taking into account extensions), such Tax Returns are materially complete and correct, and all Taxes due and payable (whether or not shown on such Tax Returns) have been duly and timely paid, or, where payment is not yet due, adequate provision for all such Taxes has been made on the Company Financial Statements in accordance with GAAP;

(B) there are no audits, claims, or judicial proceedings by any taxing authority with respect to Taxes;

(C) there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(D) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries; and

(E) the Company and each of its Subsidiaries have timely deducted, withheld and paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(ii) neither the Company nor any of its Subsidiaries has participated in or has any obligation with respect to any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4;

(iii) neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a combined, consolidated or affiliated group (other than a group that consists solely of the Company and its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Company Material Contracts, Tax gross ups to employees and any other commercial Contracts not primarily related to Tax);

(iv) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or its Subsidiaries; and

(v) neither the Company nor any of its Subsidiaries has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or equivalent organization, nor is any such agreement presently being negotiated. To the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees has been made in writing by or on behalf of any labor or equivalent organization, nor have any such activities or proceedings or demands occurred or been made in the preceding three years. As of the date of this Agreement, there is no pending or threatened in writing strike, lockout or work stoppage, nor have any such activities occurred in the preceding three years. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks and pay for all working time, the proper classification of individuals as non-employee contractors or consultants, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. and the regulations promulgated thereunder (and any similar state or local laws). Except as set forth in Section 5.1(n) of the Company Disclosure Letter and with respect to the Company and each of its Subsidiaries, (i) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened; (ii) no grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened which, if adversely decided, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and (iii) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s employees is pending or, to the Knowledge of the Company, threatened which, if adversely decided, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices within the past three (3) years.

(o) Intellectual Property.

(i) Section 5.1(o)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all worldwide issued patents and pending patent applications, trademark registrations and applications for registrations of trademarks, domain name registrations and copyright registrations and applications for registrations of copyrights owned by the Company or any of its Subsidiaries (collectively, the “Material Company Intellectual Property”), indicating for each the name of the owner. All of the Material Company Intellectual Property owned by the Company or any of its Subsidiaries is (A) to the Knowledge of the Company, valid, subsisting and enforceable and (B) not subject to any outstanding Order (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof), adversely affecting the Company’s or its Subsidiaries’ rights in and to such Material Company Intellectual Property, except for any such failure to be valid, subsisting and enforceable or any such Order that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary exclusively owns, free of all Liens (other than non-exclusive licenses and sublicenses granted in the ordinary course of business), all Material Company Intellectual Property and own or, to the Knowledge of the Company, possesses a valid and enforceable right to use, all other material Intellectual Property used in the business of the Company and its Subsidiaries as presently conducted.

(ii) (A) To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person in any material respect and (B) no material written claims (including cease and desist letters or invitations to take a patent license) have been asserted against the Company or any of its Subsidiaries in the past three (3) years that remain unresolved alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any non-final administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning the material infringement or misappropriation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no ongoing material infringement or material misappropriation of the Material Company Intellectual Property rights by a Person. The Company and its

Subsidiaries have taken commercially reasonable measures to maintain and protect their material Intellectual Property and the security, contents and operation of their material software and systems.

(p) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Company Insurance Policies”) are in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not received written notice of cancellation or termination, other than in connection with normal renewals, of any such Company Insurance Policies.

(q) Property.

(i) The Company does not own, directly or indirectly, any real property or interests in real property.

(ii) With respect to each real property lease or sublease entered into by the Company or any of its Subsidiaries (A) not in respect of retail store locations, pursuant to which the annual rent is in excess of $200,000 (a true and complete list of which leases is listed on Section 5.1(q) of the Company Disclosure Letter), (B) in respect of retail store locations in which the store operated by the Company or any of its Subsidiaries earned in excess of $295,000 in “four-wall profit” (as calculated by the Company in the ordinary course of business) for the fiscal year ended February 2, 2013 or (C) which is with a landlord (or its Affiliates) with whom the Company has in the aggregate more than 15 leases (a true and complete list of which landlords is listed on Section 5.1(q) of the Company Disclosure Letter), the lease or sublease for each such property is valid, legally binding, enforceable and in full force and effect, and none of the Company nor any of its Subsidiaries is in default or breach of any such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any such lease or sublease by any of the Company or its Subsidiaries, except for any such default or breach that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of, any leases or subleases to which the Company or its Subsidiaries is a party.

(iii) To the Knowledge of the Company, as of the date of this Agreement, none of the assets or properties of the Company or any of its Subsidiaries is subject to any Lien, the existence of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(r) Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports or that have expired as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) other than radius-restricted leases entered into in the ordinary course of business, that prohibits or restricts in any material respect the ability of the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to operate in any business, to solicit any potential customer, to operate in any geographic area or to compete with any Person;

(C) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors, officers or stockholders who, to the Knowledge of the Company, own five percent (5%) or more of any class of the Company’s Capital Stock, on the other hand;

(D) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(E) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(F) that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or its Subsidiaries;

(G) (i) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations or other material obligations outstanding;

(H) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(I) that relates to or evidences Indebtedness (other than (i) with respect to clauses (d) and (e) of the definition of Indebtedness or (ii) between wholly owned Subsidiaries of the Company or between a wholly owned Subsidiary of the Company and the Company);

(J) under which any Person (other than the Subsidiaries) has directly or indirectly guaranteed or assumed Indebtedness of the Company or its Subsidiaries;

(K) that is (i) a license agreement pursuant to which the Company or any of its Subsidiaries is licensed by a third party to use any Intellectual Property for which the Company or any of its Subsidiaries is required to make annual payments in excess of $500,000 (other than licenses of commercially available software or any software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (ii) an agreement pursuant to which a third party has licensed any material Intellectual Property owned by the Company or any of its Subsidiaries (other than non-exclusive licenses in the ordinary course of business);

(L) which the Company or its Subsidiaries is the lessee of, or holds or uses, equipment or other tangible personal property owned by any third party for an annual rent in excess of $500,000;

(M) which obligates the Company to make any capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $500,000;

(N) involved expenditures in excess of $1,500,000 in the fiscal year ended February 2, 2013 or would involve expenditures in excess of $1,500,000 in the fiscal year ending February 1, 2014;

(O) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make investment in or extension of credit to any Person in excess of $100,000 (each Contract described in clauses (A) through (N) and each Contract filed as an exhibit to the Company SEC Reports in effect as of the date of this Agreement is referred to herein as a “Company Material Contract”);

(ii) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except for any such failure to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the

Knowledge of the Company, any other party thereto, and neither the Company nor any of its Subsidiaries has received written notice of any such default or event, or of any alleged default or of any termination or non-renewal of any Company Material Contract, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of each Company Material Contract have been made available to Parent prior to the date of this Agreement, except for any Contracts the terms of which prohibit its disclosure to any third party or that have expired as of the date of this Agreement.

(s) Suppliers. Section 5.1(s) of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases for the fiscal year ended February 2, 2013, through the date of this Agreement). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect the Company has not received any notice from any Supplier that such Supplier intends to terminate, or not renew, its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Supplier intends to cancel or otherwise terminate its relationship with the Company and its Subsidiaries. The Company has provided to Parent a true and correct copy of its vendor compliance manual as attached to Section 5.1(s) of the Company Disclosure Letter and, to the Knowledge of the Company, no material supplier or vendor to the Company is in violation of the Vendor Compliance Manual, except for any violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee has employed the Financial Advisor as its financial advisor pursuant to an engagement letter previously delivered to Parent.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b) Corporate Authority. The Board of Directors of each of Parent and Merger Sub has approved this Agreement and the Merger and the other transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as a result of entering into the Support Agreement, none of Parent, Merger Sub, or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL (or shall not be “interested stockholders” by virtue of Article 15 of the certificate of incorporation of the Company).

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, as amended, and the rules and regulations thereunder; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement and the Schedule 13E-3; (C) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; and (E) compliance with the applicable requirements of the Nasdaq (the items set forth above in clauses (A) through (E), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement, except those that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Financing; Available Funds.

(i) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letters (the “Equity Financing Commitment Letter”) from the Investors (the “Equity Providers”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter and corresponding fee letter with only the fee and any other economic provisions redacted from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Financing Commitment Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Equity Financing Commitment Letter or Debt Commitment Letter has been amended or modified, and the respective commitments contained in such letters have not been withdrawn, terminated or rescinded in any respect. Parent or Merger Sub has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Equity Financing Commitment Letter and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the

Equity Financing Commitment Letter and the Debt Commitment Letter, as applicable the net proceeds contemplated by the Equity Financing Commitment Letter and Debt Commitment Letter, together with cash held by the Company and its Subsidiaries, will, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to on and after the Closing Date (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing and (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Letters. The Financing Letters are in full force and effect as of the date hereof. As of the date hereof, to the Knowledge of the Parent (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or to the Knowledge of Parent, any other parties thereto, under the Equity Financing Commitment Letter or the Debt Commitment Letter, or a failure of any condition to the Financing and (ii) subject to the satisfaction of the conditions set forth in Section 7.1 and 7.2, Parent has no reason to expect that any of the conditions of the Parent or Merger Sub to the Financing will fail to timely be satisfied or that the full amount of the Financing will be unavailable on the Closing Date. The Financing Letters are not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Parent other than as set forth therein (including the payment of customary fees). As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters (except for the fee letter referenced above and any engagement letters or fee discount letters relating to the Debt Financing).

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Effective Time.

(h) Absence of Certain Agreements. Except as set forth in Section 5.2(h) of the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts or commitments to enter into agreements (whether oral or written): (i) between Parent, Merger Sub, the Investors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors (other than the directors affiliated with the Investors), on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement; (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (iii) other than the Support Agreements, pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or any stockholder of the Company agrees to vote against or in favor of any Superior Proposal; (iv) pursuant to which any third party has agreed to provide, directly or indirectly, capital (other than pursuant to the Financing Letters) to Parent or the Company to finance in whole or in part the Merger; or (v) pursuant to which any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s Shares and/or Shares pursuant to Company Stock Options, Company RSUs, Company DSUs or Company PSUs outstanding to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates. Parent and Merger Sub have delivered to the Company complete and correct copies (or, with respect to any unwritten agreement, arrangement or understanding, a summary thereof) of any Contract, agreement, arrangement, understanding or commitment set forth in Section 5.2(h) of the Parent Disclosure Letter.

(i) Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the material accuracy of the representations and warranties of the Company in this Agreement (without giving effect to any materiality, “Company Material Adverse Effect” or knowledge qualification) and material compliance by the Company with the covenants contained in this Agreement and (iii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

(j) Termination Equity Commitment Letter. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Termination Equity Commitment Letter, which has been validly executed and delivered. The Termination Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of each of the Investors subject to the Bankruptcy and Equity Exception. There is no breach of the Termination Equity Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would be a breach on the part of the Investors under such letter.

(k) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub.

(l) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law or by a Governmental Entity, the Company shall use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries, to use their respective reasonable best efforts to preserve their business organizations intact and maintain satisfactory relationships with Governmental Entities, customers, vendors, Suppliers, lessors, distributors and employees. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) assets outside of the ordinary course of business consistent with past practice from any other Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) with a value or purchase price in the aggregate in excess of $300,000 in any transaction or series of related transactions, other than acquisitions of merchandise for sale in the Company’s stores or acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iv) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(v) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including any Company Stock Options), except issuances or dispositions of (A) Shares pursuant to Company Stock Options, or Company RSUs, Company DSUs or Company PSUs outstanding on the date of this Agreement under the Company Plans or (B) any capital stock of any of the Company’s Subsidiaries to the Company or any other of its direct or indirect wholly-owned Subsidiaries;

(vi) split, combine, subdivide or reclassify any of the Equity Interests;

(vii) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(viii) repurchase, redeem or otherwise acquire any of the Equity Interests, except for redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement; provided that the Company shall not undertake any market purchases of Equity Interests.

(ix) incur or modify in any material respect the terms of any Indebtedness (other than with respect to clauses (d) or (e) of the definition of Indebtedness to the extent not otherwise included in clauses (a), (b), (c), (f) or (g)) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (in each case, for the avoidance of doubt, excluding trade payables, immaterial capital lease obligations incurred in the ordinary course of business, or obligations issued or assumed as consideration for services or property, including inventory), except for (A) Indebtedness incurred under the Credit Agreement, dated April 5, 2013, among the Company, as lead borrower, the borrowers named therein, the guarantors signatory thereto and Bank of America, N.A. as administrative agent, collateral agent, swing line lender and letter of credit issuer, and the other lender parties thereto (the “Revolving Credit Facility”) and (B) letters of credit issued pursuant to the Revolving Credit Facility in the ordinary course of business in an aggregate amount outstanding for clause (A) and (B) at any time of less than $5,000,000;

(x) grant or incur any Lien material to the Company and its Subsidiaries taken as a whole, other than Liens incurred in the ordinary course of business consistent with past practice, Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof to the extent, in connection with any Indebtedness permitted pursuant to Section 6.1(a)(ix) or pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xi) except as (x) required pursuant to Company Plans in effect prior to the date of this Agreement that have been disclosed in Section 5.1(i)(i) of the Company Disclosure Letter, (y) set forth in Section 6.1(a)(xi) of the Company Disclosure Letter or (z) otherwise required by this Agreement, (A) loan or advance any money or grant to any Employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company wage advances in the ordinary course of business consistent with past practice, (B) provide any severance, retention or termination payments or benefits to any Employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company in the ordinary course of business consistent with past practice, (C) increase or modify the compensation, bonus or pensions or welfare benefits of any Employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company merit increases or promotions in the ordinary course of business consistent with past practice, (D) establish, adopt, terminate or amend any Company Plan, accelerate the timing of payments under or increase the amount of funding of any Company Plan or amend the terms of any outstanding equity-based awards, (E) enter into any offer letter, employment, consulting or other service agreement or arrangement with any individual who would be an Employee if such individual were employed on the date hereof, except that the Company shall be permitted to hire Employees who are not executive officers of the Company, (x) to replace terminated employees, provided that the total compensation opportunities for such individual shall be no greater in any material respect than that of the terminated employee such individual is intended to replace or (y) to hire employees with annual compensation and benefits of less than $100,000 or (F) use discretion to waive, accelerate or otherwise amend or establish any vesting or other performance conditions applicable to any incentive awards or make any new incentive awards to any Employee of the Company or any of its Subsidiaries;

(xii) make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, or change the Company’s or any Subsidiary of the Company’s method of accounting for Tax purposes;

(xiii) except as required by GAAP, make any material changes to accounting policies or principles;

(xiv) other than as described in Section 6.1(a)(xiv) of the Company Disclosure Letter or as permitted in accordance with Section 6.1(a)(xi), make any loans, advances or capital contributions to, or investments in, any Person, other than to or in the Company or to or in any wholly-owned Subsidiary of the Company;

(xv) other than (A) in the ordinary course of business or (B) as otherwise expressly permitted by this Section 6.1, (1) enter into any Contract that would have been a Company Material Contract pursuant to subsections (B) through (O) of Section 5.1(r)(i) had it been entered into prior to the date of this Agreement or (2) terminate, renew, amend or waive any material rights under any Company Material Contract excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract; provided in each case that the Company and its Subsidiaries shall be permitted to renew or replace any Company Material Contract which has terminated in accordance with its terms with one or more Contracts on substantially similar terms with the same counterparty;

(xvi) other than stockholder litigation (which is governed by Section 6.4), compromise, settle or agree to settle any claims (A) involving amounts in excess of $150,000 individually or $500,000 in the aggregate or (B) that would impose any material non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time;

(xvii) transfer, sell, lease, license, pledge, surrender, encumber, divest, cancel, abandon, let lapse, assign or otherwise dispose of any material assets, rights, product lines or businesses of the Company and its Subsidiaries taken as a whole, including capital stock of any of its Subsidiaries, or any material Intellectual Property other than (A) as may be permitted pursuant to Section 6.1(a)(xv), (B) inventory, supplies and other assets in the ordinary course of business consistent with past practice, (C) pursuant to Contracts in effect prior to the date of this Agreement as set forth in Section 6.1(a)(xvii) of the Company Disclosure Schedule, (D) pursuant to transactions solely among the

Company and/or any of its Subsidiaries, (E) pursuant to non-exclusive licenses or sublicenses of Intellectual Property granted in the ordinary course of business consistent with past practice or (F) the abandonment or lapse of Intellectual Property not material to the conduct of the business of the Company and its Subsidiaries;

(xviii) except for the expenditures contemplated by and consistent with the annual capital budgets set forth in Section 6.1(a)(xviii) of the Company Disclosure Letter, make or authorize any capital expenditures in excess of $250,000 in the aggregate;

(xix) fail to maintain in full force and effect any Company Insurance Policies in a form and amount consistent with past practice; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Solicitation; Change in Recommendation.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on July 2, 2013 (the “Go-Shop Period”), the Company and its Subsidiaries (acting under the direction of the Special Committee) and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to (but only pursuant to) confidentiality agreements containing customary confidentiality terms which are not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreements (each, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person if such information was not previously made available to Parent, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 (including Section 6.2(c)) and except as may relate to any Excluded Party, the

Company and its Subsidiaries and their respective directors and officers shall, and the Company shall direct its and its Subsidiaries’ other Representatives to, (i) at 12:01 a.m. on July 3, 2013 the (“No-Shop Period Start Date”) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and request promptly thereafter that such persons return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company or its Subsidiaries or Representatives and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (C) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a)) providing for any Acquisition Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approvals are obtained, if the Company receives a written Acquisition Proposal from any Person that did not result from a breach of Section 6.2(b), subject to compliance with this Section 6.2(c), (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company made available to any Person if such information was not previously made available to Parent, and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person, in each case of clauses (i) and (ii), if and only to the extent that, (x) prior to taking any action described in clauses (i) or (ii) above, the Special Committee determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) prior to taking any action described in clauses (i) or (ii) above, the Special Committee has determined in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Party until 11:59 p.m. on July 27, 2013 (the “Excluded Party Deadline”), including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) and Section 6.2(c) shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of Section 6.2(b) and 6.2(c) shall apply with respect to such Excluded Party).

(d) Company Adverse Recommendation Change for Superior Proposal. Except as expressly permitted by this Section 6.2(d) or Section 6.2(e), the Board of Directors of the Company (or the Special Committee, if applicable) shall not (i)(A) (1) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal or (2) fail to reaffirm publicly the Company Recommendation within ten (10) Business Days after Parent requests in writing that the Company Recommendation be reaffirmed publicly (provided that Parent will be entitled to make such a written request for reaffirmation only three (3) times in total), (B) qualify, withhold, withdraw or modify (or publicly propose or resolve to qualify, withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of the Company (or the Special Committee, if applicable) pursuant to Rule 14d-9(f) of the Exchange Act or (D) authorize, adopt, approve, recommend or otherwise declare advisable (publicly or otherwise) an Acquisition Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement or (iii) terminate this Agreement pursuant to Section 8.3(a). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained, but not after, the Board of Directors of the Company (or the Special Committee, if applicable) may make a Company Adverse Recommendation Change with respect to an Acquisition Proposal so long as the Company is not in material violation of this Section 6.2 or the Company may (at the direction of the Special Committee) terminate this Agreement pursuant to Section 8.3(a), in each case, if the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that in each case, (1) the Board of Directors of the Company (or the Special Committee, if applicable) has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the Person who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of the relevant transaction agreement, and, if applicable, copies of all relevant documents relating thereto including any related financing commitments), (2) the Company has negotiated, and has caused its Representatives to negotiate, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement and the Financing Letters such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Special Committee shall have considered in good faith any revisions to this Agreement and the Financing Letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal to Parent and shall again comply with this Section 6.2(d) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Company Adverse Recommendation Change or effecting a termination pursuant to Section 8.3(a) (and shall do so for each such subsequent modification).

(e) Company Adverse Recommendation Change for Intervening Event. Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approvals are obtained, but not after, the Board of Directors of the Company (or the Special Committee, if applicable) may effect a Company Adverse Recommendation Change involving the actions contemplated by clauses (i)(A) and (i)(B) of Section 6.2(d) in response to an event, change, effect, development, condition or occurrence (an “Intervening Event”) that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the stockholders of the Company, in either case that is (1) material, individually or in the aggregate with any other such events, changes, effects, developments, conditions or occurrences, (2) does not relate to an Acquisition Proposal, (3) does not relate to the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Shares or the credit rating of the Company and (4) is not known to or reasonably foreseeable by (or the material consequences of which are not known or reasonably foreseeable by) the Special Committee as of the date hereof, if the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and prior to taking such action, (A) the Board of Directors of the Company (or the Special Committee, if applicable) has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (B) the Company has negotiated, and has caused its Representatives to negotiate, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement and the Financing Letters in such a manner that would obviate the need for taking such action and (C) following the end of such notice period, the Special Committee shall have considered in good faith any revisions to this Agreement and the Financing Letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with this Section 6.2(e) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Company Adverse Recommendation Change.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

(g) Notice. Within two (2) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of any Excluded Parties and provide Parent with a written summary of the material terms and conditions of the most recent Acquisition Proposal (and which form the basis for a determination that the applicable person qualifies as an Excluded Party) received from any such Excluded Party. From and after the No-Shop Period Start Date, the Company agrees that (i) it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (x) any Acquisition Proposal is received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments) and (y) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations, and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply (x) during the Go-Shop Period or (y) before the Excluded Party Deadline to any Acquisition Proposal submitted by an Excluded Party or any modification thereof. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

6.3. Stockholders Meeting; Proxy Statement and Schedule 13E-3.

(a) Subject to Section 6.3(b), the Company shall take all actions in accordance with applicable Law, the certificate of incorporation and the bylaws of the Company and the Nasdaq rules to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approvals, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or Schedule 13E-3. Subject to Section 6.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approvals. Notwithstanding anything to the contrary contained in this Agreement, that the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approvals.

(b) As promptly as reasonably practicable after the execution of this Agreement (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. Prior to filing or mailing the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall include any such comments reasonably proposed by Parent. The Company (and Parent, as applicable) shall use reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the date on which the SEC confirms it has no further comments on the Proxy Statement and shall establish the record date as soon as reasonably practicable after such confirmation from the SEC (if not already established); provided, that the Company shall be under no obligation to mail the Proxy Statement to its stockholders prior to the No-Shop Period Start Date. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall use its reasonable best efforts to cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the Schedule 13E-3, including furnishing as promptly as reasonably practicable to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement or Schedule 13E-3 under applicable Law. Parent agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement and the Schedule 13E-3 will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting and, with respect to the Schedule 13E-3, when it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company agrees that the Proxy Statement and the Schedule 13E-3 (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting and, with respect to the Schedule 13E-3, the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

6.4. Stockholder Litigation. Subject to the immediately following sentence, each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any stockholder litigation against the Company or its Subsidiaries, Parent, Merger Sub or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its Subsidiaries or any of their respective directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, and no such settlement, or other compromise or arrangement, of any stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement, or, to the Knowledge of the Company and/or Parent, threatened in writing, against the Company, Parent, Merger Sub and/or the members of the Board of Directors of the Company.

6.5. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(d) below, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(d) below and subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Information. Subject to applicable Laws and the terms and conditions of this Agreement, including Section 6.5(d), the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity and the terms and conditions of this Agreement, including Section 6.5(d), the Company and Parent each shall keep the other apprised of the status of matters relating to approvals of any Governmental Entity of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to such approvals. Neither the Company nor Parent shall permit any of its Subsidiaries, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, on the one hand, and Parent, on the other hand, agree to take or cause to be taken the following actions:

(A) as soon as practicable, and in any event, no later than 15 Business Days following the date of this Agreement (assuming timely receipt of all information required from the Company or Parent, as applicable), to file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to the extent reasonably necessary to outside counsel of each party in the event of an investigation of the Merger or the other transactions contemplated by this Agreement by a Governmental Entity) for each of

Parent and the Company, in each case, requesting early termination of the waiting period with respect to the Merger and to file as soon as reasonably practicable any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other Antitrust Law;

(B) to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other transactions contemplated hereby;

(C) to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger and the other transactions contemplated hereby to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent, materially delay or materially impede the Closing.

(ii) Notwithstanding anything to the contrary contained in this Agreement, none of Parent or its Subsidiaries or Affiliates shall be obliged to take or accept (or commit to take or accept), and neither the Company nor any Company Subsidiary shall take or accept (or commit to take or accept), without Parent’s prior consent, any action or any condition, restriction, obligation or requirement with respect to Parent, the Company, their Subsidiaries or Affiliates or their Subsidiaries or Affiliates’ assets if such action, condition, restriction, obligation or requirement, individually or in the aggregate, would reasonably be expected (A) to materially prohibit or materially restrict the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares to be acquired in the Merger or of the assets or business of the Company, (B) to be materially adverse to the assets or businesses, the operation of the businesses or the financial condition or results of operations, of the Parent (including, for these purposes, the Surviving Corporation and its Subsidiaries), taken as a whole, or (C) to be materially adverse to the assets or businesses, the operation of the businesses, or the financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole.

(iii) Neither the Company nor Parent will withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the Company or Parent, as applicable, has consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require Parent, the Company or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives, including financing sources, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives information concerning its business, properties and personnel as may reasonably be requested (including providing Parent with monthly financial reports to the extent available and prepared in the ordinary course); provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) This Section 6.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment (after consultation with outside counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause attorney-client privilege that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with outside counsel) could be, future litigation; provided, that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with outside counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such attorney-client privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with outside counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c) The information provided pursuant to this Section 6.6 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby, and such information shall be kept confidential by Parent and Merger Sub in accordance with, and shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement.

6.7. Stock Exchange De-listing. Each of the Company and Parent shall take such actions reasonably required to cause the Company’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, unless and until a Company Adverse Recommendation Change has occurred or except in connection with a Company Adverse Recommendation Change, so long as this Agreement is in effect, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by the fiduciary duties of the members of the Board of Directors of the Company (or the Special Committee, as applicable) or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (i) with respect to each Affected Employee, except as otherwise agreed between an Affected Employee and Parent or its Affiliates, base salary and annual cash bonus opportunities (but excluding long-term incentive opportunities and equity-based arrangements) which are no less than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, (ii) with respect to Affected Employees in the aggregate, other employee benefits and perquisites that are substantially comparable in the aggregate to those benefits (excluding equity-based incentives, defined benefit pension plans and post-employment welfare benefits) provided by the Company and its Subsidiaries under a Company Plan to each such Affected Employee immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries under a Company Plan set forth on Section 5.1(i)(i) of the Company Disclosure Letter in the ordinary course of business consistent with past practice to each such Affected Employee immediately prior to the Effective Time.

(b) Parent shall cause any employee benefit plans which the Affected Employees are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any qualified defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a corresponding Company Plan (except to the extent it would result in a duplication of benefits with respect to the same period of service). Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time, in each case, to the same extent that such exclusions and waiting periods were waived and such co-payments, deductibles and other expenses were credited under a corresponding Company Plan (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under all of the Company Plans in accordance with the terms and conditions thereof.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the parties hereto and shall not create any third party beneficiary or other rights in any other Person. Nothing in this Agreement, express or implied, (i) shall constitute an amendment to any Company Plan or (ii) shall limit the ability of Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation to terminate the employment or service of any Employee (including Affected Employees) or amend or terminate any Company Plan pursuant to its terms.

6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except expenses incurred in connection with Parent’s indemnification and reimbursement obligations pursuant to Section 6.14(b).

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable Law upon receipt of a request therefor (accompanied by invoices or other relevant documentation), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies that are reasonably satisfactory to the Company for acts or omissions occurring prior to the Effective Time for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary liability insurance policy, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are no less favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium in excess of 600% of the annual premium currently paid by the Company for such insurance. If the Parent for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall each grant such approvals and take such actions as are necessary under such Takeover Statute so that such transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.14. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing described in the Financing Letters on the terms and conditions described therein and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Letters that imposes new or additional conditions, in each case, that would reasonably be expected to (I) reduce the aggregate amount of the Debt

Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” terms) unless the Equity Financing is increased by a corresponding amount), (II) delay or prevent the availability of the Financing or (III) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur (it being understood and agreed that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement), including using reasonable best efforts (i) to maintain in effect the Financing Letters until the consummation of the transactions contemplated hereby, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable, in all material respects, to Parent and Merger Sub than the terms and conditions (including the flex provisions) in the Debt Commitment Letter), (iii) to satisfy (or obtain waivers to) on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Parent or Merger Sub to funding in the Debt Commitment Letter at the Closing that are within its control and in the Equity Financing Commitment Letter and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including through litigation pursued in good faith) to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing, (iv) to enforce its rights under the Financing Letters (including through litigation pursued in good faith) and (v) to comply with its obligations under the Financing Letters. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters and any definitive agreements with respect thereto of which Parent or Merger Sub becomes aware, if such breach or default would result in a material delay of, or in any way limit, the availability of the Financing, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters and any definitive agreements with respect thereto or any material provisions of the Financing Letters and any definitive agreements with respect thereto or (2) material dispute or disagreement between or among any parties to any of the Financing Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in each case which would make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or materially delay the availability of the Debt Financing, and (z) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Financing Letters or definitive document related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (x), (y)(A) or (z) of the second preceding sentence which would make any portion of the Debt Financing unavailable, and such portion is reasonably required to fund the aggregate Per Share Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not materially less favorable to Parent and Merger Sub than the terms set forth in the Debt Commitment Letter as promptly as reasonably practicable following the occurrence of such event. Notwithstanding anything to the contrary contained herein, in no event shall Parent or Merger Sub be required pursuant to this Agreement to agree to pay to the lenders providing the Debt Financing any additional fees or to increase any interest rates applicable to the Debt Financing, except as expressly required pursuant to the Debt Commitment Letter in existence as of the date hereof or in any fee letter referenced therein (including any market flex terms thereof) or related thereto and Parent and Merger Sub shall not be required to consummate the Debt Financing until the final day of the Marketing Period. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. For purposes of this Agreement, references to “Debt Financing” shall include the alternate financing as permitted by this Section 6.14(a) and “Debt Commitment Letters” shall include such documents related to the alternative financing as permitted by this Section 6.14(a).

(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent and Merger Sub in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Letters to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of Offering Documents and assisting in the preparation of the pro forma financial statements referred to in paragraphs 9 and 11 of the Exhibit E of the Debt Commitment Letter, (ii) preparing and furnishing to Parent, Merger Sub and the Debt Financing Sources as promptly as practicable all Required Information and all other available pertinent information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents, and any supplements thereto, (iii) having the Company designate members of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions, customary meetings and sessions with ratings agencies in connection with the Financing and reasonably cooperating with the marketing efforts, including direct contact between such senior management of the Company and its Subsidiaries and Debt Financing Sources and potential lenders and investors in the Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, including assisting Parent, Merger Sub and the Debt Financing Sources in the preparation of materials for rating agency presentations, (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Parent, (vii) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Financing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements (including cooperation in connection with the payoff of existing Indebtedness and the release of related Liens), (viii) using commercially reasonable efforts to assist the Debt Financing Sources in benefiting from the existing lending relationships of the Company and its Subsidiaries, (ix) cooperating with Parent to the extent within the control of the Company and its Subsidiaries, and taking all organizational actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing, (x) executing and delivering any borrowing base certificate requested by Parent and a certificate of the chief financial officer of the Company with respect to solvency matters in the form of Annex I of Exhibit E of the Debt Commitment Letter; (xi) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by the Purchaser on behalf of the Debt Financing Sources; (xii) subject to Section 6.6, taking all actions reasonably requested by Parent and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory, equipment and real property appraisals contemplated by the Debt Commitment Letter within the time frame described therein) and (B) establish bank and other accounts and blocked account and control agreements in connection with the foregoing, (xiii) cooperating with the Debt Financing Sources requests for due diligence to the extent customary and reasonable and (xiv) at least three Business Days prior to the Effective Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least eight Business Days prior to the Effective Date in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; provided, however, that (A) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time, (C) none of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing that is not subject to the occurrence of the Effective Time, and (D) none of the boards of directors (or equivalent bodies) of the Company or any of its Subsidiary shall be required to enter into any resolutions or take similar action approving the Financing (except that concurrently with the Closing the boards (or their equivalent bodies) of Subsidiaries of the Company may sign resolutions or take similar actions that do not become effective until the Effective Time). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(b) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided in writing by the Company or its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.14(b). In connection with the foregoing, the Company will file with the SEC all Company SEC Reports for the annual and quarterly fiscal periods ending on and after May 4, 2013 as soon as practicable but in any event not later than the time period required by SEC rules and regulations. The Company hereby consents to the use of the Company’s logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(c) In no event shall Parent, directly or indirectly, (i) award any agent, broker, investment banker, financial advisor or other firm or Person any financial advisory role on an exclusive basis, or (ii) engage any bank or investment bank or other potential provider of financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(e) Prior to the Effective Time, the Company shall deliver to Parent a copy of a payoff letter (subject to delivery of funds as arranged by Parent), in customary form, from the Agent (as defined in the Credit Facility) under the Credit Facility, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any borrowings under the Credit Facility as of the anticipated Effective Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Credit Facility and related instruments evidencing the Credit Facility shall be terminated, and (iii) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Borrowings shall be, upon the payment of the Payoff Amount on the Effective Date, released and terminated. The Company will use commercially reasonable efforts to take the actions set forth on Section 6.14(e) of the Company Disclosure Letter.

6.15. Confidentiality. Each of Parent and Merger Sub will hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 19, 2012 among the Company and Apax Partners, L.P. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their representatives permitted or contemplated by this Agreement. The Company agrees that Apax Partners, L.P. and Apax Partners LLP are express third party beneficiaries of each waiver to, or amendment of, the Confidentiality Agreement contained herein or contemplated hereby. Furthermore, the Company agrees that the Confidentiality Agreement is hereby amended to permit, subject to the terms of the Confidentiality Agreement, the inclusion of all existing or prospective equity investors, co-bidders, financing sources, outside agents and other advisors permitted under this Agreement in the term “Representative” as such term is defined therein.

6.16. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

6.17. Subsidiary Conversion. The Company agrees it shall, at the request of Parent, use its commercially reasonable efforts to convert the form of corporate entity of any of its Subsidiaries to be effective at the Closing, provided, that the Company shall not be obligated to take any actions which are not, or the effect of which are not, contingent upon the Closing.

6.18. Lease Consents. Prior to the Closing, at the request of Parent, the Company will use its commercially reasonable efforts to obtain consent under any lease or sublease to which the Company or its Subsidiaries is a party to the extent required so that no default (or right of termination) exists or arises thereunder in connection with or as a result of or following the Merger; provided that the Company or its Subsidiaries may not make any payments, or alter the terms of any such lease or sublease without obtaining the prior consent of Parent which will not be unreasonably withheld, conditioned or delayed.

6.19. Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all of the members of the Board of Directors of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at the Effective Time.

6.20. FIRPTA Affidavit. On or prior to the Closing, if it is legally permissible to do so, the Company shall deliver to Parent a certificate in form and substance reasonably satisfactory to the Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 7.1(a) which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting (i) the Company Requisite Vote in accordance with applicable Law and (ii) a majority of the then-outstanding Shares not beneficially owned, directly or indirectly, by Parent, Merger Sub, the Investors, the SKM Funds or any Specified Party (the “Special Stockholder Approval” and, together with the Company Requisite Vote, the “Company Stockholder Approvals”).

(b) Regulatory Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction restraining, enjoining, prohibiting or otherwise preventing consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in the first and fifth sentences of Section 5.1(b) (Capital Structure) of this Agreement shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company contained in Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b) (Capital Structure) (other than the first and fifth sentences thereof), Section 5.1(c)(Corporate Authority), Section 5.1(k)(Takeover Statutes;

Absence of Rights Agreement) and Section 5.1(t)(Brokers) of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representation and warranty of the Company contained in Section 5.1(g)(ii) (Absence of Certain Changes), of this Agreement shall be true and correct in all respects; (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than any obligations under Section 6.21), and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent (acting through its Board of Directors).

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company (acting upon the direction of the Special Committee) if:

(a) the Merger shall not have been consummated by November 23, 2013, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”);

(b) the Stockholders Meeting shall have been held and completed (and the polls shall have been closed) and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company (acting upon the recommendation of the Special Committee):

(a) at any time prior to the time the Company Stockholder Approvals are obtained, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company has complied in all material respects with the requirements of Section 6.2 and (ii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be capable of being satisfied or the condition set forth in Section 7.2(c) is not satisfied; or

(c) at any time prior to the Effective Time, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing but each of which was at the time of termination capable of being satisfied), (ii) the Company has confirmed by written notice its intention to terminate this Agreement pursuant to this Section 8.3(c) if Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement when required pursuant to Section 1.2, (iii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and (iv) the Company stood ready, willing and able to consummate the Merger on that date following such three Business Days and the Company shall have given Parent a written notice on or prior to such date confirming such fact.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to when the Company Stockholder Approvals are obtained, if the Board of Directors of the Company or any committee thereof (including the Special Committee) shall have made a Company Adverse Recommendation Change; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by

Parent to the Company or (ii) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be capable of being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) subject to the limitations set forth in Section 8.5(b) and (c), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from any willful and material breach of this Agreement or fraud and (ii) the provisions set forth in this Section 8.5, Section 6.10, the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b), Sections 9.2 through 9.14, the Confidentiality Agreements, the Equity Financing Commitment Letter (to the extent set forth therein) and the Termination Equity Commitment Letter (to the extent set forth therein) shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) this Agreement is terminated (1) before obtaining the Company Stockholder Approvals, by either Parent or the Company pursuant to Section 8.2(a) (the section relating to the Termination Date) or (2) by either Parent or the Company pursuant to Section 8.2(b) (the section relating to failure to receive the Company Stockholder Approvals) or (3) by Parent pursuant to Section 8.4(b) (the section relating to breach of representations and covenants), (y) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination (and such Acquisition Proposal, if public, shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Stockholders Meeting) and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in subsections (B)(1) and (B)(2) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Company Adverse Recommendation Change); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to termination to enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal);

then the Company shall (A) in the case of clause (i) above, concurrently with the date of the applicable event referred to in sub-clause (i)(z),, (B) in the case of clause (ii) above, no later than two Business Days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, pay Parent or its designee (at the direction of Parent) the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $31,359,000, except that in the event that this Agreement is terminated (1) by the Company pursuant to Section 8.3(a) in order to enter into an Alternative Acquisition Agreement with an Excluded Party prior to the Excluded Party Deadline or (2) by Parent pursuant to Section 8.4(a)(i) in connection with a Company Adverse Recommendation Change made prior to the Excluded Party Deadline on account of a Superior Proposal made by an Excluded Party, the “Termination Fee” shall mean a cash amount equal to $10,453,000. Except in the case of, or relating to, any willful and material breach by, or fraud of, the Company, in the event that Parent or its designee shall receive full payment pursuant to this Section 8.5(b) under circumstances in which the Termination Fee was payable in accordance with the terms of this Agreement, together with reimbursement of any applicable expenses pursuant to Section 8.5(d), the receipt of the applicable Termination Fee and the expenses referred to in Section 8.5(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.5(b) shall limit the rights of Parent and Merger Sub under Section 9.5(c). Except in the case of, or relating to, any willful and material breach by, or fraud of, the Company, the parties acknowledge and agree that in no event will the Company, its Subsidiaries or its or their respective representatives have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Parent Termination Fee and the amount of the Parent Termination Fee (less any portion of the Termination Fee that has been paid) shall be the maximum aggregate liability of the Company, its Subsidiaries and its or their respective representatives.

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.3(b) (the section relating to breaches of representations, warranties and covenants by Parent);

(ii) this Agreement is terminated by the Company pursuant to Section 8.3(c) (the section relating to Parent’s and Merger Sub’s failure to consummate the transactions contemplated hereby); or

(iii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(a) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to clauses (i) or (ii) of this Section 8.3(c);

then Parent shall in any such event under clause (i), (ii) or (iii) of this Section 8.5(c), pay to the Company a termination fee of $62,718,000 in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two Business Days after the date of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Notwithstanding anything to the contrary in this Agreement, in the event that the Company shall receive full payment pursuant to this Section 8.5(c) under circumstances in which the Parent Termination Fee was payable in accordance with the terms of this Agreement, together with reimbursement of any applicable expenses pursuant to Section 8.5(d), the receipt of the Parent Termination Fee together with such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement or the Financing Letters (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters or the Termination Equity Commitment Letter, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Other than with respect to the Retained Claims (as defined below), all Actions or claims (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to (A) this Agreement, the Confidentiality Agreement, the Equity Financing Commitment Letter, and the Termination Equity Commitment Letter (B) the negotiation, execution or performance of any such agreement referred to in clause (A) (including any representation or warranty made in, in connection with, or as an inducement to, any such agreement referred to in clause (A)), (C) any breach of this Agreement and (D) any failure of the Merger or the other transactions contemplated by this Agreement to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. No other Parent Related Party shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions or claims arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D) except for Actions or claims that the Company may assert: (i) against any Person that is party to the Confidentiality Agreement or joinder thereto under the Confidentiality Agreement or joinder thereto; (ii) against each Investor under, and solely pursuant to the terms of, such Investor’s Equity Financing Commitment Letter or Termination Equity Commitment Letter; and (iii) against Parent and Merger Sub under this Agreement (the Actions or claims in clauses (i) through (iii) of this sentence, the “Retained Claims”). Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that in no event will Parent, Merger Sub and/or the Investors have liability for monetary damages (including monetary damages in lieu of specific performance and for any failure to perform (whether willfully, intentionally, unintentionally or otherwise) in the aggregate in excess of the amount of the Parent Termination Fee (less any portion thereof that has been paid) plus any expense reimbursement pursuant to Section 6.14(b), and the amount of the Parent Termination Fee and such expense reimbursement shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Investors under the Equity Financing Commitment Letter and Termination Equity Commitment Letter, collectively) and in no event shall the

Company (or any other Person) seek or be entitled to multiple, special or punitive damages against the Parent Related Parties, or any recovery, judgment or damages of any kind against the Parent Related Parties (other than against an Investor under the Termination Equity Commitment Letter).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party with respect to the payment by such party set forth in this Section 8.5, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification and reimbursement obligations of Parent pursuant to 6.14(b) (Financing) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2. Modification or Amendment. At any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (in the case of the Company, acting upon the direction of the Special Committee); provided that after receipt of the Company Stockholder Approvals or the adoption of this Agreement by the sole stockholder of Merger Sub, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (in the case of the Company, by the Company at the direction of the Special Committee) in whole or in part to the extent permitted by applicable Laws. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts; provided that notwithstanding anything in the foregoing to the contrary, no party hereto, nor any of its Affiliates, will bring, or support, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Article VIII, (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.5 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger shall be subject to the requirements that (i) the Marketing Period has ended and all conditions in Section 7.1 and 7.2 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded and continue to be satisfied and Parent and Merger Sub fail to complete the Closing by the date that Closing is required to occur pursuant to Section 1.2, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.14(a) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other parties hereto have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity (the “Prohibited Defenses”). The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) For the avoidance of doubt, while a party may pursue both a grant of specific performance in accordance with Section 9.5(c) and the payment of any applicable termination fee, damages and/or expense reimbursement, as applicable, under no circumstances shall any party be permitted or entitled to receive both a grant of specific performance and any such payments.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:
In care of:
Apax Partners, L.P.,
601 Lexington Avenue, 53rd Floor.
New York, NY 10022
Attention:	John Megrue
Alex Pellegrini
fax:	(646) 349-3306

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Ryerson Symons
fax:	(212) 455-2502

If to the Company:
rue21, inc.
800 Commonwealth Drive,
Warrendale, PA 15086
Attention:	Stacy Siegal, Senior Vice President, General Counsel and Chief
Administrative Officer
fax:	(724) 776-9852

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	David Fox
David Feirstein
fax:	(212) 446-4900

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Support Agreements, the Equity Financing Commitment Letters, the Termination Equity Commitment Letter, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing), (iii) the rights of the Parent Related Parties set forth in Section 8.5(c) and (d) and the rights of the Debt Financing Sources in Section 9.5(a) and 9.5(b) and (iv) with respect to stockholders (including holders of any Equity Interests) of the Company after the Effective Time, for the provisions set forth in Article IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, the Surviving Corporation, or its Subsidiaries, as applicable.

9.11. Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section of this Agreement corresponding to such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, the parties intend that the provisions of Article VIII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Equity Financing Commitments.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates. The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

9.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto (in the case of the Company, acting through the Special Committee). Any purported assignment in violation of this Agreement is void.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

RUE21, INC.

By	/s/ Robert N. Fisch
Name: Robert N. Fisch
Title: President, Chief Executive Officer and Chairman of the Board

RHODES HOLDCO, INC.

By	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Vice President

RHODES MERGER SUB, INC.

By	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Vice President

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“2003 Stock Incentive Plan” has the meaning set forth in Section 5.1(b).

“2009 Stock Incentive Plan” has the meaning set forth in Section 5.1(b).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2(a)(i).

“Acquisition Proposal” means (A) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (B) any acquisition by any Person, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (A) and (B), if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (1) 20% or more of the total voting power or of any class of equity securities of the Company or (2) 20% or more of the consolidated net income, consolidated net revenue or fair market value of the total assets (including equity securities of its Subsidiaries) of the Company, in each case, other than the transactions contemplated by this Agreement.

“Actions” has the meaning set forth in Section 5.1(h)(i).

“Affected Employees” has the meaning set forth in Section 6.9(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act and, for the avoidance of doubt, with respect to Parent, Merger Sub and the Investors shall exclude the SKM Funds.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 5.1(f)(i).

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Bylaws” has the meaning set forth in Section 2.2.

“Certificate” has the meaning set forth in Section 4.1(a).

“Charter” has the meaning set forth in Section 2.1.

“Chosen Courts” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 4.2(h).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.2(d).

“Company Disclosure Letter” has the meaning set forth in Section 5.1.

“Company DSUs” has the meaning set forth in Section 5.1(b).

“Company Financial Statements” has the meaning set forth in Section 5.1(f)(v).

“Company Insurance Policies” has the meaning set forth in Section 5.1(p).

“Company Material Adverse Effect” means an event, change, state of facts, effect or occurrence that, individually or in the aggregate, (i) would have or would reasonably be expected to have a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the Company’s ability to consummate the Merger; provided, however, that none of the following, and no event, change, state of facts, effect or occurrence to the extent arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) events, changes, state of facts, effects or occurrences in or generally affecting (1) the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates or (2) the industries in which the Company and its Subsidiaries operate; (B) changes or prospective changes in GAAP or Law or in the interpretation or enforcement thereof on or after the date hereof; (C) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event); (D) the execution, announcement, existence of, or compliance with, this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (provided, that the exceptions in this clause (D) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 5.1(e)(ii)(B)); (E) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement; (F) any decline in the market price, or change in trading volume, of the Shares (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect, state of facts, circumstance or development underlying such decline has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect); (G) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (H) any actions required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Merger; and (I) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any change, effect, state of facts, circumstance or development underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect) and (J) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the request or with the consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; except in the case of clauses (A), (B) and (C) above to the extent (but only to such extent) such events, changes, effects, state of facts or occurrences have a materially disproportionate adverse impact on the business, financial conditions or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case the incremental disproportionate adverse impact of such events, changes, effects, states of fact or occurrences on the Company and its Subsidiaries relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate shall be taken into account for purposes of determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur).

“Company Material Contract” has the meaning set forth in Section 5.1(r).

“Company Plans” has the meaning set forth in Section 5.1(i)(i).

“Company PSUs” has the meaning set forth in Section 5.1(b).

“Company Recommendation” has the meaning set forth in Section 5.1(c)(ii).

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates.

“Company Required Governmental Approvals” has the meaning set forth in Section 5.1(e)(i).

“Company Requisite Vote” has the meaning set forth in Section 5.1(c)(i).

“Company RSUs” has the meaning set forth in Section 5.1(b).

“Company SEC Reports” has the meaning set forth in Section 5.1(f)(i).

“Company Stockholder Approvals” has the meaning set forth in Section 7.1(a).

“Company Stock Options” has the meaning set forth in Section 5.1(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.15.

“Constituent Corporations” has the meaning set forth in the Preamble to this Agreement.

“Contract” means any agreement, purchase order, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (whether written or oral).

“Costs” has the meaning set forth in Section 6.11(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.2(e)(i).

“Debt Financing” has the meaning set forth in Section 5.2(e)(i).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto and any arrangers, administrative agents, collateral agents or trustees part of the Debt Financing, and the respective Affiliates, managers, members, directors, agents, officers and employees of the foregoing.

“D&O Insurance” has the meaning set forth in Section 6.11(b).

“DGCL” has the meaning set forth in Section 1.1.

“Delaware Certificate of Merger” has the meaning set forth in Section 1.3.

“Disclosure Letter” has the meaning set forth in Section 9.13(c).

“Dissenting Shares” has the meaning set forth in Section 4.1(a).

“Dissenting Stockholders” has the meaning set forth in Section 4.1(a).

“DTC” has the meaning set forth in Section 4.2(c).

“DTC Payment” has the meaning set forth in Section 4.2(c).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any Law concerning the protection of the environment (including air, surface water and groundwater), natural resources or human health or safety (with respect to the exposure to any Hazardous Materials) or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any Hazardous Material.

“Equity Financing” has the meaning set forth in Section 5.2(e)(i).

“Equity Financing Commitment Letter” has the meaning set forth in Section 5.2(e)(i).

“Equity Interests” has the meaning set forth in Section 6.1(a)(v).

“Equity Provider” has the meaning set forth in Section 5.2(e)(i).

“ERISA” has the meaning set forth in Section 5.1(i)(i).

“ERISA Affiliate” has the meaning set forth in Section 5.1(i)(i).

“Exchange Act” has the meaning set forth in Section 5.1(e)(i).

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Special Committee determines in good faith (after consultation with its outside legal counsel and a financial advisor), prior to the No-Shop Period Start Date, constitutes, or would reasonably be expected to result in, a Superior Proposal; provided that any such Person or group of persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by voting power and value) of such person or group at any time following the No-Shop Period Start Date.

“Excluded Party Deadline” has the meaning set forth in Section 6.2(c).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Financial Advisor” has the meaning set forth in Section 5.1(d).

“Financing” has the meaning set forth in Section 5.2(e)(i).

“Financing Letters” has the meaning set forth in Section 5.2(e)(i).

“GAAP” has the meaning set forth in Section 5.1(f)(ii).

“Go-Shop Period” has the meaning set forth in Section 6.2(a).

“Governmental Antitrust Entity” has the meaning set forth in Section 6.5(d)(i)(B).

“Governmental Entity” has the meaning set forth in Section 5.1(e)(i).

“Hazardous Materials” means all hazardous, dangerous or toxic wastes, pollutants, contaminants and all other hazardous, dangerous or toxic materials or substances, including petroleum and petroleum products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, urea-formaldehyde insulation or radon.

“HSR Act” has the meaning set forth in Section 5.1(e)(i).

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations under capital leases to the extent required to be capitalized under GAAP; (e) all items constituting indebtedness as determined in accordance with GAAP, (f) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a), (b), (c), (d) and (e); and (g) all obligations for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (a) through (f) above.

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all intellectual property and proprietary rights, including (a) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and all goodwill associated therewith and symbolized thereby, (b) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (c) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, (d) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof, (e) Internet domain names and social media identifiers, and (f) all applications and registrations for the foregoing, including all renewals of same.

“Intervening Event” has the meaning set forth in Section 6.2(e).

“Investors” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” means (A) when referring to the Knowledge of the Company or any of its Subsidiaries, the actual Knowledge of the Company officers listed on Annex A of the Company Disclosure Letter, as of the date hereof following reasonable inquiry and (B) when referring to the Knowledge of Parent, the actual Knowledge of the Persons listed on Annex A of the Parent Disclosure Letter as of the date hereof following reasonable inquiry.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Marketing Period” means the first period of twenty (20) consecutive Business Days (provided that (x) July 5, 2013 shall not be considered a Business Day for purposes of this definition and (y) if the Marketing Period has not been completed on or prior to August 16, 2013, the Marketing Period shall commence no earlier than September 3, 2013) after the date of this Agreement beginning on the first day on which (a) Parent shall have the Required Information; provided, that if the Company shall in good faith reasonably believe that it has provided the

Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Information) and not later than 5:00 p.m. (Eastern Time) eight Business Days following the date of delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Information the Company has not delivered), and (b) the conditions set forth in Section 7.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, further that the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 20 Consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period or (III) the Company shall have announced (x) any intention to restate any historical financial statements of the Company included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, provided that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to (i) the No-Shop Period Start Date or (ii), if there is an Excluded Party, the Excluded Party Deadline or (B) prior to the mailing of the Proxy Statement.

“Material Company Intellectual Property” has the meaning set forth in Section 5.1(o)(i).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Nasdaq” has the meaning set forth in Section 5.1(e)(i).

“No-Shop Period Start Date” has the meaning set forth in Section 6.2(b).

“Offering Documents” means offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing sources authorizing the distribution of information to prospective lenders and containing customary information.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Disclosure Letter” has the meaning set forth in Section 5.2.

“Parent Material Adverse Effect” means an event, change, state of facts, effect or occurrence that would be reasonably likely to prevent, materially delay or materially impede Parent’s ability to consummate the Merger.

“Parent Related Parties” means Parent, Merger Sub, the Investors, the Debt Financing Sources or any other financing source of Parent, and any of their respective former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, affiliated or commonly advised funds, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, affiliated or commonly advised funds, members, managers, general or limited partners, attorneys, advisors or other Representatives or successors or assignees of any of the foregoing.

“Parent Required Governmental Approvals” has the meaning set forth in Section 5.2(c)(i).

“Parent Termination Fee” has the meaning set forth in Section 8.5(c).

“Paying Agent” has the meaning set forth in Section 4.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Permit” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Shares” has the meaning set forth in Section 5.1(b).

“Prohibited Defenses” has the meaning set forth in Section 9.5(c).

“Proxy Statement” has the meaning set forth in Section 5.1(e)(i).

“Record Holder of Shares” has the meaning set forth in Section 4.2(b).

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries that is required under paragraphs 9, 10 and 11 of Exhibit E of the Debt Commitment Letter (as in effect on the date of this Agreement), including (i) financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data, pro forma financial statements and other data and information regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made and (ii) all other data that would be necessary for the underwriter or initial purchaser of an offering of such securities receive customary “comfort” from independent accountants in connection with such an offering which such auditors prepared to provide upon completion of customary procedures, in each case as specified in the Debt Commitment Letters.

“Revolving Credit Facility” has the meaning set forth in Section 6.1(a)(ix).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.1(f)(i).

“Schedule 13E-3” has the meaning set forth in Section 5.1(e)(i).

“SEC” has the meaning set forth in Section 5.1(e)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Share” or “Shares” has the meaning set forth in Section 4.1(a).

“SKM Funds” means SKM Equity Fund II, L.P. and SKM Investment Fund II.

“Special Committee” has the meaning set forth in the Recitals to this Agreement.

“Special Stockholder Approval” has the meaning set forth in Section 7.1(a).

“Specified Party” means any executive officer or director of the Company who, prior to the date of the Stockholders Meeting, has entered into any Contract with Parent or any of its Affiliates providing for the consideration to be received by such executive officer or director in the Merger to be different from that paid to other holders of Shares pursuant to the terms of this Agreement.

“Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or any other available resources or a combination thereof, to meet its obligations as they become due.

“Stock Plans” has the meaning set forth in Section 5.1(b).

“Stockholders Meeting” has the meaning set forth in Section 6.3(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (B )(1) and (B)(2) thereof changed from 20% to 50%) that the Special Committee has determined in its good faith judgment, after consultation with independent financial advisors and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, including the financing terms thereof but, for the sake of clarity, not taking into account the fact that such Acquisition Proposal may be subject to a lower threshold for stockholder approval than the Merger), and the person making the offer and after giving effect to all of the adjustments which may be offered in writing by Parent and Merger Sub pursuant to Section 6.2(d) deemed relevant by the Special Committee.

“Suppliers” has the meaning set forth in the Section 5.1(s).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 5.1(k)(i).

“Tax” or “Taxes” means taxes, customs, duties, governmental fees or other like assessments or charges of any kind whatsoever, including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, use, employment, property, withholding, excise, production, value added, and similar taxes, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means returns, declarations, reports or similar statements required to be filed with a Tax authority relating to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 8.2(a).

“Termination Equity Commitment Letter” has the meaning set forth in the recitals.

“Termination Fee” has the meaning set forth in Section 8.5(b).

EXHIBIT A

EXHIBIT A

SURVIVING CORPORATION CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

rue21, inc.

ARTICLE FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is rue21, inc.

ARTICLE SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”), as from time to time amended.

ARTICLE FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 (ONE THOUSAND), all of which shares shall be Common Stock having a par value per share of $0.01.

ARTICLE FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

ARTICLE SIXTH: (a) To the fullest extent permitted by the General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of Section (a) of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a

Ex. A-1

Director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such repeal or modification.

(c) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section (d) of this Article SIXTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (c) of this Article SIXTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section (c) or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

(d) Procedure for Indemnification. Any indemnification of a Director or officer of the Corporation or advance of expenses under Section (c) of this Article

Ex. A-2

SIXTH shall be made promptly, and in any event within forty five days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article SIXTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article SIXTH shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (c) of this Article SIXTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section (c) of this Article SIXTH shall be the same procedure set forth in this Section (d) for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

(e) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law.

(f) Service for Subsidiaries. Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article SIXTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Ex. A-3

(g) Reliance. Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article SIXTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(h) Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by law, agreement, vote of stockholders or disinterested Directors or otherwise.

(i) Merger or Consolidation. For purposes of this Article SIXTH, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SIXTH with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Ex. A-4

EXHIBIT B

SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED

BYLAWS

of

RUE21, INC.

(hereinafter, the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, notice of an annual meeting or special meeting stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Corporation either personally or by mail or by other lawful means not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Ex. B-1

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

Section 6. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that consents given by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Removal of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The first Board of Directors shall consist of four directors. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. The directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders. A director may be removed with or without cause by the stockholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by

Ex. B-2

the Board of Directors. Telegraphic, written, facsimile or other electronic means of notice of each special meeting of the Board of Directors shall be sent to each director not less than two hours before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.

Section 3. Quorum. One-third of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these bylaws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

GENERAL PROVISIONS

Section 1. Notices. Except as otherwise provided herein, whenever any statute, the Certificate of Incorporation or these bylaws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or

Ex. B-3

stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to directors may also be given personally or by telegram, telecopier, telephone or other means of electronic transmission. Whenever any notice is required by law, the Certificate of Incorporation or these bylaws, to be given to any director or stockholder, a waiver thereof, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

ARTICLE VI

AMENDMENTS

Section 1. Amendments. These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the majority vote of the entire Board of Directors.

Section 2. Entire Board of Directors. As used in this Article VI and in these bylaws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies or newly created directorships.

Ex. B-4